Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-268758) of Shuttle Pharmaceuticals Holdings, Inc. (the “Company”) of our report dated March 30, 2026, with respect to the consolidated financial statements of the Company, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Atlanta, Georgia

March 31, 2026